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Exhibit 10.14

TRUE RELIGION APPAREL, INC.
SUMMARY OF BOARD OF DIRECTORS COMPENSATION

        The following table sets forth the Company's current compensation arrangements with its non-employee directors.

Annual Retainer:	$12,500 per calendar quarter ($50,000 annually)
Board Meetings:	$1,500 for each meeting attended in excess of 10 during any calendar year
Committee Meetings:	$1,500 per meeting ($750 if attended by telephone)
Committee Chairs:	Audit Committee—Annual Retainer of $15,000 Compensation Committee—Annual Retainer of $7,500
Restricted Stock Grant:
A grant of restricted shares annually on the first business day of the calendar year with an aggregate market value of $105,000. To vest in three equal annual installments on the date of grant, the first anniversary of the date of grant and the second anniversary of the date of grant.

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  Exhibit 10.14
TRUE RELIGION APPAREL, INC. SUMMARY OF BOARD OF DIRECTORS COMPENSATION